EXHIBIT 24
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints DENNIS E. O’REILLY, JASMINA THEODORE BOULANGER and PETER R. KOLYER, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power to them and each of them (including the full power of substitution and resubstitution) to sign for him and in his name and in the capacity or capacities indicated below a Registration Statement or Registration Statements on Form S-3 and any and all amendments (including post-effective amendments) and supplements thereto to be filed by Conexant Systems, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) for the purpose of:
     (1) (a) registering under the Securities Act of 1933, as amended (the “Securities Act”), the offer and resale by certain holders of (i) up to $250,000,000 aggregate principal amount of the Company’s 4% Convertible Subordinated Notes due 2026 (the “Notes”) previously sold by the Company in a private placement to certain qualified institutional buyers (as defined in Rule 144A under the Securities Act), and (ii) shares of Common Stock, par value $.01 per share, of the Company (including the associated preferred share purchase rights, the “Company Common Stock”), issuable or deliverable upon conversion of the Notes pursuant to the terms of the Indenture dated as of March 7, 2006 between the Company and J.P. Morgan Trust Company, National Association (the “Indenture”); and (b) qualifying the Indenture under the Trust Indenture Act of 1939, as amended; and
     (2) registering under the Securities Act the offer and resale of shares of Company Common Stock delivered by the Company to former shareholders of Amphion Semiconductor Limited, a Northern Ireland company (“Amphion”), in connection with the acquisition of all the outstanding shares of Amphion by the Company;
and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Dwight W. Decker Dwight W. Decker	Chairman of the Board and Chief Executive Officer (principal executive officer) and Director	May 31, 2006

/s/ Donald R. Beall Donald R. Beall	Director	May 31, 2006

Signature	Title	Date

/s/ Steven J. Bilodeau Steven J. Bilodeau	Director	May 31, 2006

/s/ F. Craig Farrill F. Craig Farrill	Director	May 31, 2006

/s/ Balakrishnan S. Iyer Balakrishnan S. Iyer	Director	May 31, 2006

John W. Marren	Director	May , 2006

/s/ D. Scott Mercer D. Scott Mercer	Director	May 31, 2006

/s/ Jerre L. Stead Jerre L. Stead	Director	May 31, 2006

/s/ Guiseppe Zocco Guiseppe Zocco	Director	May 31 , 2006

/s/ J. Scott Blouin J. Scott Blouin	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	May 31, 2006